EXHIBIT 99.1
CytoCore Announces Multi Year Distribution Agreement for
Exclusive Distribution of QuantRx’s PadKit® for Cytology
and HPV
CHICAGO – May 20, 2008 – CytoCore Inc. (OTCBB: CYOE), the developer of cost-effective, highly accurate screening systems for early detection of gynecological cancers and sexually transmitted diseases announced an exclusive agreement with QuantRx Biomedical Corporation (OTCBB: QTXB) to distribute its PadKit® Collection Kit to provide samples for Cytology and Human Papalloma Virus (HPV) diagnostics, for the worldwide women’s health laboratory market.
Richard Domanik, President and Chief Operating Officer of CytoCore, stated, “We are excited to be able to expand our support of the worldwide women’s health market with this truly innovative product. QuantRx has done a remarkable job in perfecting the pad technology, and we are pleased to move into the next phase of product marketing through our partnership. QuantRx will be our exclusive manufacturer for this product, which allows us to introduce a new paradigm in cytology sample collection for gynecological cytology. PADKit(r), which complements the capabilities of our SoftPap(r) Collector, provides us with a convenient and largely technique independent means for collecting a gynecological sample for both conventional and AIPS-based cytological, HPV and other tests.”
“CytoCore is focused on the Cytology market, and brings decade of expertise to this market. This agreement will allow QuantRx to accelerate its PAD technology to the market, and focus our in-house R&D efforts on new applications.” said William Fleming, QuantRx’ Chief Science Officer. “The completion of this project revalidates QuantRx’s strategic position in the diagnostic market as a developer and manufacturer of new products and cutting edge technology.”
CytoCore, Inc.
CytoCore develops cost-effective, highly accurate screening systems for early detection of gynecological cancers and sexually transmitted diseases. Designed for easy deployment at a laboratory or at the point-of-care, the CytoCore suite of sample collection technologies assists in the detection of cervical, endometrial, and other cancers, as well as the human Papilloma virus. The CytoCore Solutions™ System is being developed to provide medical practitioners with highly accurate, low-cost, cervical and uterine cancer screening systems that can be seamlessly integrated into existing medical models. More information is available at: www.CytoCoreInc.com.

About QuantRx Biomedical (www.quantrx.com)
QuantRx Biomedical Corporation (OTCBB: QTXB) is a broad-based diagnostics company focused on the development and commercialization of innovative diagnostic products based on its patented technology platforms for the worldwide healthcare industry. With synergistic expertise in the discovery of diagnostic platforms and the commercialization of products for use by healthcare professionals and consumers, QuantRx is focused on providing more accurate, reliable, and faster diagnoses that result in improved patient care.
Certain statements in this release are forward-looking. These statements are based on CytoCore’s current expectations and involve many risks and uncertainties, such as the company’s inability to obtain sufficient financing, the possibility that clinical trials will not substantiate CytoCore’s expectations with respect to the CytoCore Solutions™ System, and other factors set forth in reports and documents filed by CytoCore with the Securities and Exchange Commission. Actual results may differ materially from CytoCore’s current expectation depending upon a number of factors affecting the Company’s business. These factors include, among others, risks and uncertainties detailed in the Company’s periodic public filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007. Except as expressly required by law, CytoCore undertakes no obligation to publicly update or revise any forward-looking statements contained herein.
Contact:
CytoCore, Inc.
Robert McCullough, Jr., 312-222-9550
or
EVC Group
Douglas Sherk/Matthew Selinger, 415-896-6820
mselinger@evcgroup.com